                                                                    EXHIBIT 3.17


               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                                BOOMTOWN, INC.


                                 ARTICLE FIRST
                                 -------------

     The name of the Corporation is Boomtown, Inc.

                                 ARTICLE SECOND
                                 --------------

     The address of the Corporation's registered office in the State of Delaware is 30 Old Rudnick Lane, in the City of Dover, County of Kent. The name of its registered agent at such address is CorpAmerica, Inc.

                                 ARTICLE THIRD
                                 -------------

     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

                                 ARTICLE FOURTH
                                 --------------

     4.1. AUTHORIZED SHARES.  The Corporation is authorized to issue one class
          -----------------
of shares to be designated Common Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is Eleven Million (11,000,000), with par value of $.01 per share.

     4.2. COMMON STOCK
          ------------

          1.   Voting Rights.  Except as otherwise required by law or expressly
               -------------
provided herein, each share of Common Stock shall entitle the holder thereof to one vote on each matter submitted to a vote of the stockholders of the Corporation.

          2.   Dividend Rights.  Subject to provisions of law, the holders of
               ---------------
Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

          3.   Liquidation Rights.  In the event of any liquidation, dissolution
               ------------------
or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

                                 ARTICLE FIFTH
                                 -------------

     The Corporation is to have perpetual existence.

                                 ARTICLE SIXTH
                                 -------------

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make the Bylaws of the Corporation and, to the extent permitted therein, to alter or repeal such Bylaws.

                                ARTICLE SEVENTH
                                ---------------

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

                                 ARTICLE EIGHTH
                                 --------------

     To the fullest extent permitted by Delaware General Corporation Law as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This ARTICLE EIGHTH shall not be amended,
                                       --------------
repealed or otherwise modified for a period of six years from the effective date of the merger of HP Acquisition, Inc., a Delaware corporation, with and into the Corporation, in any manner that would adversely affect any rights of indemnification of persons covered hereby on such effective date. Any repeal or modification of this ARTICLE EIGHTH shall not adversely affect any right or
                     --------------
protection of a director of the Corporation existing at the time of such repeal or modification.

                                 ARTICLE NINTH
                                 -------------

     Except as expressly provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation.

                               State of Delaware
                     Office of the Secretary of State                    PAGE 1
                          ___________________________


     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BOOMTOWN, INC.", FILED IN THIS OFFICE ON THE FIRST DAY OF JULY, A.D. 1997, AT 9 O'CLOCK A.M.



                         ___________________________________
                         Edward J. Freel, Secretary of State

2129753  8100                 AUTHENTICATION:      8585976

971252630                            DATE:    07-31-97

                            CERTIFICATE OF AMENDMENT
                                       OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 BOOMTOWN, INC.
                                 --------------
                             a Delaware corporation


     Boomtown, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1.   That Section 4.1 of ARTICLE FOURTH of the Amended and Restated
                              --------------
Certificate of Incorporation of this corporation is amended to read in full as follows:

          "The Corporation is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Corporation shall have authority to issue is Three Thousand (3,000), with par value of $.01 per share.

          Upon effectiveness of this amendment to the Amended and Restated Certificate of Incorporation, each Nine Hundred Fifty Thousand (950,000) shares of Common Stock issued and outstanding immediately prior thereto, shall be automatically combined into one (1) share of Common Stock. No fractional shares shall be issued to the sole stockholder in connection with such reverse stock split, but in lieu thereof the total amount paid to the sole stockholder for fractional shares, if any, shall be an aggregate of $10 in cash."

     2. That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the corporation and by the affirmative vote of the holders of at least a majority of the outstanding stock of the corporation entitled to vote.

     IN WITNESS WHEREOF, Boomtown, Inc. has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be duly executed by its
authorized officer this      day of July, 1997.

                                    Boomtown, Inc.


                                    By:________________________
                                      Timothy J. Parrott
                                      Chairman of the Board and
                                      Chief Executive Officer